  Exhibit 99.1

Cellular Biomedicine Group Hosts Meeting with Investigators to Launch Phase II AlloJoin® Knee Osteoarthritis Clinical Trial

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First stem cell drug application accepted in China to conduct Phase II Clinical Trial
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Orthopedic Doctors representing six class 3AAA hospitals (most specialized)

NEW YORK, NY and SHANGHAI, China, September 12, 2019 – Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, announced that on September 11, 2019, the Company held a meeting with investigators in Shanghai to launch the Phase II clinical trial for AlloJoin®, an “off-the-shelf” allogenic human adipose-derived mesenchymal progenitor cell therapy product targeting Knee Osteoarthritis (KOA).

The first Phase II clinical trial for KOA that has been permitted by the National Medicinal Products Administration (NMPA) to commence since the NMPA clarified its cell therapy regulations in December 2017 will be conducted by six class 3AAA hospitals in China, which is the most specialized class of hospital in China.

“Together these doctors and their specialized orthopedic departments treat a large number of KOA patients every year, and we feel privileged to have the opportunity to begin our Phase II AlloJoin® trial with such an outstanding team of lead physicians,” said Tony (Bizuo) Liu, Chief Executive Officer of CBMG.

The Company plans to recruit 108 patients with Kellgren and Lawrence (K-L) grade II-III KOA for this Phase II trial in six leading hospitals in China. Hun

About KOA
According to the Foundation for the National Institutes of Health, there are 27 million Americans with Osteoarthritis (OA), and symptomatic Knee Osteoarthritis (KOA) occurs in 13% of persons aged 60 and older. According to a nationwide population-based longitudinal survey among the Chinese retired population, approximately 8.1% of participants were found to suffer from symptomatic knee OA. Currently, no treatment exists that can effectively preserve knee joint cartilage or slow the progression of KOA.  According to the Alternative and Integrative Medicine, 2017, 53% of KOA patients will degenerate to the point of disability. Conventional treatment usually involves invasive surgery with painful recovery and physical therapy and replacement surgeries are typically only suggested and performed on patients in the late stage of KOA.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. It conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. The Company’s GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. Its Shanghai facility includes a ”Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific, which partnerships focus on improving manufacturing processes for cell therapies. CBMG currently has ongoing CAR-T Phase I clinical trials in China. The China NMPA (formerly CFDA) approved the Company’s IND application for a Phase II trial for AlloJoin®, CBMG’s “Off-the-Shelf” allogenic haMPC therapy for the treatment of Knee Osteoarthritis (KOA), and has accepted the Company’s IND application for a Phase II trial for ReJoin® autologous haMPC therapy for the treatment of KOA. CBMG is included in the broad-market Russell 3000® Index and the small-cap Russell 2000® Index, and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding our ability to implement our plans, strategies and objectives for future operations, including regulatory approval of our IND applications, our plan to configure part of our Shanghai facility with GE Healthcare’s FlexFactory platform, our ability to execute on proposed new products, services or development thereof, results of our clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, our ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, our ability to seek intellectual property rights for our product candidates, competition in the industry in which we operate, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

For more information, please contact:

Company Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
Phone: 917-717-0994
Email: derrick.li@cellbiomedgroup.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: 212-896-1254 / 212-896-1267
Email: cellbiomed@kcsa.com